Exhibit 99.1

NEW RIVER PHARMACEUTICALS INC. ANNOUNCES
CONVERTIBILITY OF
3.50% CONVERTIBLE SUBORDINATED
NOTES DUE 2013

RADFORD, VA, April 3, 2007/PR Newswire - First Call via COMTEX News Network/ - - New River Pharmaceuticals Inc. (Nasdaq: NRPH) today announced that, in connection with its previously disclosed pending acquisition by Shire plc pursuant to a "first-step" cash tender offer for all outstanding New River shares at $64.00 per share followed by a "second-step" cash merger at the same per share price, New River is delivering a notice to holders of its 3.5% convertible subordinated notes, pursuant to Section 4.01(d) of the indenture under which the notes were issued (the "Indenture"), of anticipated Fundamental Changes (as defined in the Indenture) that will occur upon the consummation of the tender offer, the subsequent merger and any resulting Termination of Trading (as defined in the Indenture). The anticipated Fundamental Change Effective Date (as defined in the Indenture) for consummation of the tender offer is April 18, 2007, with the Fundamental Change Effective Date(s) for consummation of the merger and the resultant Termination of Trading to occur as soon as practicable thereafter (and which may occur as early as April 18, 2007 following consummation of the tender offer). The tender offer is currently scheduled to expire at 12:00 midnight, New York City time, on Tuesday, April 17, 2007, the day following the extraordinary general meeting of Shire’s shareholders to vote on approval of Shire’s acquisition of New River. Such approval by Shire’s shareholders is one of the conditions to the tender offer.

As more fully described in the notice to noteholders, in accordance with Section 4.01(d) of the Indenture notes may be converted at any time during the period beginning on Wednesday, April 4, 2007, and ending at 5:00 p.m. New York City time, on Thursday, May 17, 2007. Holders of notes that are converted during this period, however, will be entitled to the “make-whole premium” provided for in Section 4.01(j) of the Indenture in respect of such converted notes only if a Fundamental Change actually occurs. Therefore, if notes are converted during this period, but no Fundamental Change occurs, holders which converted such notes will not be entitled to the “make-whole premium” in respect of such notes so converted. Because Shire’s obligation to consummate the tender offer and the merger remains subject to various conditions, New River cannot be sure when, or if, the tender offer, the merger or any resulting Termination of Trading will occur.

New River also announced that, due to the closing prices per share of New River’s common stock during the first quarter of 2007, the notes are convertible through the calendar quarter ending June 30, 2007 in accordance with Section 4.01(a)(1) of the Indenture.

Finally, New River announced that it has determined, in accordance with Section 4.13(b) of the Indenture, that unless otherwise disclosed in a subsequent press release issued prior to the commencement of the applicable Conversion Reference Period (as defined in the Indenture), with respect to any Conversion Reference Period commencing on or after April 4, 2007, New River will settle in cash, rather than shares of New River common stock, 100% of each Daily Share Amount (as defined in the Indenture) for each Trading Day (as defined in the Indenture) in each such Conversion Reference Period.

Holders of notes should read carefully the notice they will be receiving regarding the anticipated Fundamental Changes, as it contains important information as to the procedures and timing for converting notes in connection with such Fundamental Changes.

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New River Pharmaceuticals Inc. is a specialty pharmaceutical company developing novel pharmaceuticals that are generational improvements of widely prescribed drugs in large and growing markets.

For further information on New River, please visit the company’s website at http://www.nrpharma.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act Of 1995

This press release contains certain forward-looking information that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding expected or anticipated future events and the timing thereof. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of New River Pharmaceuticals, that could cause actual events or results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in the New River Pharmaceuticals Inc. annual report on Form 10-K, filed with the SEC on March 14, 2007; the timing and completion of an all cash tender offer for the outstanding shares of New River Pharmaceuticals and the subsequent “second-step” merger; and the ability to complete the tender offer and subsequent merger on the terms contemplated. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New River Pharmaceuticals does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in New River Pharmaceuticals’ annual report on Form 10-K, filed with the SEC on March 14, 2007, as well as its other public filings with the SEC.

Additional Information

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell New River common stock. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other related tender offer materials, which were mailed to New River’s shareholders) filed by a subsidiary of Shire with the Securities and Exchange Commission (“SEC”) on March 2, 2007. In addition, on March 2, 2007, New River filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer, which was mailed to New River’s shareholders. The tender offer statement (and related materials), as it may be amended from time to time, and the solicitation/recommendation statement, as it may be amended from time to time, contain important information, including the various terms of, and conditions to, the tender offer, that should be read carefully before any decision is made with respect to the tender offer. These materials may be obtained free of charge by contacting the information agent for the tender offer, Innisfree M&A Incorporated, at (888) 750-5834 (toll-free from the U.S. or Canada) or (412) 232-3651 (from outside the U.S. and Canada). In addition, all of these materials (and all other materials filed by New River and Shire with the SEC) are available for free at the website maintained by the SEC at www.sec.gov.

Contacts:

The Ruth Group
John Quirk (investors)
646-536-7029
jquirk@theruthgroup.com

Zack Kubow (media)
646-536-7020
zkubow@theruthgroup.com